Exhibit 10.5

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of March 20, 2015, is made by and between The J. M. Smucker Company, an Ohio corporation (the “Company”), and [                    ] (the “Executive”).

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in connection with a potential Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. The Term of this Agreement will commence on March 20, 2015 (the “Commencement Date”) and continue until the second anniversary of the Commencement Date; provided, however, that commencing on the first anniversary of the Commencement Date and each subsequent anniversary thereafter, the Term will continue to automatically be extended for one additional year unless, not later than 60 days prior to such anniversary, the Company or the Executive has given notice not to extend the Term; and further provided, however, that if a Change in Control occurs during the Term, the Term will expire no earlier than 24 months beyond the month in which such Change in Control occurred.

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1 hereof, no Severance Payments will be payable under this Agreement unless there has been (or, under the terms of the second sentence of Section 6.1 hereof, there is deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement will not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive will not have any right to be retained in the employ of the Company.

4. Continued Employment. In consideration of the Company entering into this Agreement, the Executive agrees that, subject to the terms and conditions of this

Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death or Disability, or (iv) the termination by the Company of the Executive’s employment for any reason.

5. Compensation Other Than Severance Payments.

5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental injury, infirmity or incapacity, the Company will pay the Annual Base Salary, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

5.2 If the Executive’s employment has terminated for any reason following a Change in Control and during the Term, the Company will pay, subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, the Annual Base Salary together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. The Company will also pay to the Executive any earned but unpaid cash bonuses for the prior completed fiscal year, unless the Executive’s employment is terminated by the Company for Cause.

5.3 If the Executive’s employment is terminated for any reason following a Change in Control and during the Term, the Company will, subject to the nonduplication of benefits provisions set forth in Section 12 of this Agreement, pay to the Executive the Executive’s post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits will be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6. Severance Payments.

6.1 If the Executive incurs a “separation from service” (within the meaning of Section 409A) on or following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then, provided that the Executive executes a general release of claims in the form attached as Exhibit A hereto (the “Release”), and all applicable revocation periods relating to the release expire within 29 days following the

Date of Termination, then the Company will pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (collectively, the “Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement (except for Section 6.1(B) below), the Executive will be deemed to have incurred a separation from service following a Change in Control by the Company without Cause or by the Executive with Good Reason if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates the Executive’s employment for Good Reason prior to a Change in Control (whether or not a Change in Control occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs).

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company will pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of the (i) Annual Base Salary, and (ii) the Target Annual Bonus.

(B) The Company will pay the Executive a lump sum payment of a prorated cash bonus for the bonus period during which the termination of employment occurs determined by multiplying (i) the Target Annual Bonus by (ii) a fraction, the numerator of which is the number of days Executive was employed with the Company during the applicable bonus period and the denominator of which is the total number of calendar days in such bonus period.

(C) The Company will pay the Executive a lump sum payment equal to the cost of COBRA coverage for 18 months for continued medical benefits for the Executive and the Executive’s dependents (including the Executive’s spouse) who were covered as of such termination event under the medical benefit plan as in effect for employees of the Company during the period immediately prior to the Change in Control, or an equivalent medical benefit plan.

(D) If requested by the Executive, the Company will provide the Executive with third-party outplacement services suitable to the Executive’s position for the period following the Executive’s Date of Termination and ending on December 31 of the second calendar year following such Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment, provided, however, that in no case will the Company be required to pay in excess of $25,000 over such period in providing outplacement services and that all reimbursements hereunder will be paid to the Executive within 30 calendar days following the date on which the Executive submits the invoice but no later than the earlier of (1) the end of the taxable year following the year in which the expense was incurred and (2) December 31 of the third calendar year following the year of the Executive’s Date of Termination.

6.2 (A) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, collectively, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(B) In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will next be reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(C) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive has waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of a nationally recognized tax counsel (“Tax Counsel”) selected by the Company and reasonably acceptable to the Executive and the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(D) At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 6.2. All determinations required by this Section 6.2 (or requested by either the Executive or the Company in connection with this Section 6.2) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6.2 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

(E) If the Executive receives reduced payments and benefits by reason of this Section 6.2 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company will thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

6.3 Subject to Section 6.4, the payments provided in subsections (A), (B) and (C) of Section 6.1 hereof will be made on the 30th day following the Date of Termination. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering the Executive as of the date of this Agreement constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount will instead be provided in the form set forth in such other plan or agreement. Further, to the extent, if any, that provisions of this Agreement affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if the Change in Control does not constitute a change in control event under Section 409A, the time and form (but not the amount) of payment will be the time and form that would have been applicable in absence of a Change in Control.

6.4 (A) Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of the Executive’s separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) the Executive’s death.

(B) With respect to any amount of expenses eligible for reimbursement under Section 6.1(D), such expenses will be reimbursed by the Company within 30 calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(C) For purposes of Section 409A, the Executive’s right to receive any “installment” payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(D) For purposes of Sections 5 and 6 of this Agreement, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “separation from service,” as determined in accordance with Section 409A.

6.5 The Company also will pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any non-frivolous issue hereunder relating to the termination of the Executive’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments will be made within five business days (but in any event no later than December 31 of the year following the year in which the Executive incurs the expenses) after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, provided that (i) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year will not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (ii) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (iii) the Executive will not be entitled to reimbursement unless he or she has submitted an invoice for such fees and expenses at least ten business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The Company will also pay all legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit hereunder. Payment pursuant to the preceding sentence will be made within 15 business days after delivery of the Executive’s written request for payment but in no event later than the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of the audit or proceeding no taxes are remitted, the end of the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the matter.

7. Termination Procedures and Compensation During Dispute.

7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) will be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, means (i) if the Executive incurs a separation from service due to Disability, 15 calendar days after Notice of Termination is given (provided that the Executive has not returned to the full-time performance of the Executive’s duties during such 15 calendar day period), and (ii) if the Executive incurs a separation from service for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, will be the 15th calendar day after Notice of Termination is given and, in the case of a termination by the Executive, will not be less than 15 calendar days nor more than 60 calendar days, respectively, from the date such Notice of Termination is given; provided, however, that in the case of a termination of the Executive’s employment by the Executive for Good Reason, the notice and cure provisions provided in the definition of Good Reason will control); and provided, further, that in the case of a termination of the Executive’s employment by the Company for Cause, the date specified in the Notice of Termination will be the date on which the Notice of Termination is given.

8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof.

9. Restrictive Covenants.

9.1 The Executive agrees that restrictions on his or her activities during and after the Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Executive of the ability to earn a livelihood:

(A) In the event that, during the 18 months following Date of Termination (the “Non-Competition Period”), the Executive will, without the prior written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business, then the Company’s obligations to make any further payments or provide any further benefits under Section 6.1 will immediately terminate.

(B) During the Non-Competition Period, the Executive will not directly or indirectly, either on the Executive’s own account or for any company, limited liability company, partnership, joint venture or other entity or person (including, without limitation, through any existing or future Affiliate), solicit any employee of the Company or any existing or future Affiliate to leave his or her employment or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Company or any existing or future Affiliate, if any. Notwithstanding the foregoing, the provisions of this Section 9.1(B) will not be violated by (i) general advertising or solicitation not specifically targeted at Company-related persons or entities; (ii) the Executive serving as a reference, upon request, for any employee of the Company or any of its Subsidiaries or Affiliates, or (iii) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(C) From and after the Notice of Termination, the Executive shall not publicly make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or its Subsidiaries or any of their respective owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that could be reasonably expected to adversely affect in a material manner (i) the conduct of the Company’s or its Subsidiaries’ businesses or (ii) the business reputation or relationships of the Company or its Subsidiaries and/or any of their past or present officers, directors, agents, employees, attorneys, successors and assigns, in each case, except to the extent required by law or legal process. Similarly, from and after the Notice of Termination, the Board shall not make any such statements about the Executive.

(D) During and after the Executive’s employment, unless otherwise required by law or legal process, the Executive shall not disclose any Confidential Information.

10. Successors; Binding Agreement.

10.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.2 This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, overnight delivery service, return receipt requested, postage prepaid, addressed, if to the Executive, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon actual receipt:

To the Company:	c/o The J. M. Smucker Company
One Strawberry Lane
Orrville, Ohio 44667
Attn: General Counsel

12. Miscellaneous. This Agreement may be terminated, amended, or modified by the Board at any time prior to a Change in Control, but not during a Potential Change in Control. During a Potential Change in Control or at any time within two years following a Change in Control, no provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other severance agreement or any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated during the Term and on or following a Change in Control (or deemed to have been so terminated), by the Company other than for Cause, death or Disability or by the Executive for Good Reason. Further, to the extent this Agreement does not supersede any other agreement providing severance to the Executive or setting forth the terms and conditions of the Executive’s employment with the Company, it will not result in any duplication of benefits to the Executive. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio, without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code will be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder will be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) will survive such expiration. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement will be construed in a manner to give effect to such intention.

13. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes. All claims by the Executive for benefits under this Agreement will be directed to and determined by the Board and will be in writing. Any denial by the Board of a claim for benefits under this Agreement will be delivered to the Executive in writing and will set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board will afford a reasonable opportunity to the Executive for a review of the decision denying a claim and will further allow the Executive to appeal to the Board a decision of the Board within 60 calendar days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder on or following a Change in Control will be subject to a de novo review by a court of competent jurisdiction.

Notwithstanding any provision of this Agreement to the contrary, the Executive will be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. Definitions. For purposes of this Agreement, the following terms will have the meanings indicated below:

(A) “Annual Base Salary” “ means the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(B) “Affiliate” will have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(C) “Auditor” will have the meaning set forth in Section 6.2 hereof.

(D) “Beneficial Owner” will have the meaning set forth in Rule 13d-3 under the Exchange Act.

(E) “Board” means the Board of Directors of the Company.

(F) “Cause” for termination by the Company of the Executive’s employment means (i) the Executive’s willful and continuous gross neglect of the Executive’s duties for which he or she is employed, (ii) personal dishonesty or willful misconduct resulting or intended to result, directly or indirectly, in the Executive’s gain or personal enrichment at the expense of the Company or a Subsidiary or (iii) conviction of, or guilty or no contest plea to, a felony. No act will be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(G) “Change in Control” will have the meaning given to such term in The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan, as may be amended from time to time, or any successor of such plan, in each case as such definition is in effect on the date of this Agreement.

(H) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(I) “Company” means The J. M. Smucker Company and will include any successor to its business and/or assets.

(J) “Competitive Business” means any businesses in which the Company is engaged during the Executive’s employment with the Company, which includes, without limitation: (i) the retail coffee, consumer foods, food service, and natural foods businesses conducted worldwide and (ii) the dry and canned pet food and pet snacks businesses conducted worldwide.

(K) “Confidential Information” means the Company’s confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s customer relationships; personnel; technology and intellectual property; sales, marketing and financial operations and methods; and other compilations of information, records and specifications, and may have access to and become acquainted with the confidential and proprietary information of Company or its respective Affiliates. Confidential Information does not include any information that is or becomes generally known to the public or industry, other than due to the fault of Executive.

(L) “Date of Termination” will have the meaning set forth in Section 7.2 hereof.

(M) “Disability” means the failure of Executive to have performed the essential functions of Executive’s position hereunder due to a physical or mental injury, infirmity or incapacity for 6 consecutive months.

(N) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(O) “Excise Tax” means any excise tax imposed under section 4999 of the Code.

(P) “Executive” means the individual named in the first paragraph of this Agreement.

(Q) “Good Reason” means the occurrence of any of the following events without the Executive’s written consent: (i) a material adverse change in the Executive’s title, position, duties, authorities and responsibilities; (ii) a material reduction in the Executive’s annual base salary or bonus opportunity; (iii) a material reduction in the aggregate health and welfare benefits provided to the Executive pursuant to the health and welfare plans, programs and arrangements in which the Executive is eligible to participate (or, if greater, a material reduction in the aggregate health and welfare benefits provided to the Executive pursuant to the health and welfare plans, programs and arrangements in which the Executive was eligible to participate immediately prior to a Change in Control); or (iv) relocation of the Executive’s primary work location by more than 50 miles from its then current location. A termination for Good Reason will not occur unless: (x) the Executive provides the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, (y) the Company fails to cure such Good Reason event(s) within 30 days following receipt of such notice to cure such circumstances in all material respects, and (z) following the Company’s failure to cure during the 30-day cure period, the Executive terminates employment no later than 90 days after the expiration of such period.

(R) “Notice of Termination” will have the meaning set forth in Section 7.1 hereof.

(S) “Person” will have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term will not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(T) “Potential Change in Control” is deemed to have occurred if the event set forth in any one of the following paragraphs has occurred before the date of the first occurrence of a Change in Control:

(I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) and such Person becomes required to file a Schedule 13D under the Exchange Act; or

(IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

For the avoidance of doubt, a Potential Change in Control will be deemed terminated upon (i) the termination of an agreement under clause (I) or (ii) the Company or Person in clause (II) ceases taking actions or renounces an intention to take actions which, if consummated, would constitute a Change in Control.

(U) “Release” will have the meaning set forth in Section 6.1 hereof.

(V) “Section 409A” means section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(W) “Severance Payments” will have the meaning set forth in Section 6.1 hereof.

(X) “Subsidiary” means any corporation or other business organization of which the securities having a majority of the normal voting power in electing the board of directors or similar governing body of such entity are, at the time of determination, owned by the Company directly or indirectly through one or more Subsidiaries.

(Y) “Target Annual Bonus” means the Executive’s target annual cash bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason; provided, that if the Executive is not eligible to receive a specified target annual cash bonus following the Change in Control, then Target Annual Bonus will mean such target annual cash bonus in effect as of immediately prior to the date of the Change in Control.

(Z) “Tax Counsel” will have the meaning set forth in Section 6.2 hereof.

(AA) “Term” means the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(BB) “Total Payments” means those payments so described in Section 6.2 hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE J. M. SMUCKER COMPANY

By:
Name:
Title:

EXECUTIVE

By:
Name:

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

[                                         ](the “Executive”) hereby acknowledges that The J. M. Smucker Company, an Ohio corporation (the “Company”) is offering the Executive certain payments in connection with the Executive’s termination of employment pursuant to the Change in Control Severance Agreement entered into between the Company and the Executive (the “Severance Agreement”), in exchange for the Executive’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Severance Payments

The Executive agrees that the Executive will be entitled to receive the applicable severance payments under the Severance Agreement (the “Severance Payments”) only if the Executive accepts and does not revoke this Agreement, which requires the Executive to release both known and unknown claims.

The Executive agrees that the Severance Payments constitute fair and adequate consideration for the execution of this Agreement. The Executive further agrees that the Executive has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which the Executive is otherwise entitled.

Claims That Are Being Released

The Executive agrees that this Agreement constitutes a full and final release by the Executive and the Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that the Executive has or may have to date against the Company and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to the Executive’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which the Executive signs this Agreement. To the fullest extent allowed by law, the Executive hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on the Company’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(i) claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act,

the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(ii) if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(iii) claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under the Company’s employee benefit plans;

(iv) claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(v) claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after the Executive signs this Agreement. Further, this release will not prevent the Executive from doing any of the following:

(i) obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which the Executive lives and works, provided the Executive satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that the Executive is entitled to such benefits);

(ii) asserting any right that is created or preserved by this Agreement, such as the Executive’s right to receive the Severance Payments;

(iii) asserting the Executive’s rights of indemnification and directors’ and officers’ liability insurance coverage, if any, to which the Executive is entitled with regard to the Executive’s service as an officer and/or director of the Company or any of its parents, subsidiaries or affiliates;

(iv) filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, the Executive is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on the Executive’s behalf); or

(v) challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Voluntary Agreement And Effective Date

The Executive understands and acknowledges that, by signing this Agreement, the Executive is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

The parties understand and agree that:

(i) The Executive will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement. If the Executive signs this Agreement before the end of such 21-day period, the Executive certifies and agrees that the decision is knowing and voluntary and is not induced by the Company through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.

(ii) In order to exercise this revocation right, the Executive must deliver written notice of revocation to the Company’s General Counsel on or before the seventh calendar day after the Executive executes this Agreement. The Executive understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(iii) The terms of this Agreement will not take effect or become binding, and the Executive will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by the Executive. If the Executive elects not to sign this Agreement or revokes it within seven calendar days of signing, the Executive will not receive the Severance Payments.

(iv) All amounts payable hereunder will be paid in accordance with the applicable terms of the Severance Agreement.

Governing Law

This Agreement will be governed by the substantive laws of the State of Ohio, without regard to conflicts of law, and by federal law where applicable.

If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

The Executive is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, the Executive acknowledges that the Executive has consulted, or had an opportunity to consult with, an attorney or a representative of the Executive’s choosing, if any, and that the Executive is not relying on any advice from the Company or its agents or attorneys in executing this Agreement.

This Agreement was provided to the Executive for consideration on [INSERT DATE THIS AGREEMENT IS PROVIDED TO THE EXECUTIVE].

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The Executive certifies that the Executive has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. The Executive further states and confirms that the Executive has signed this Agreement knowingly and voluntarily and of the Executive’s own free will, and not as a result of any threat, intimidation or coercion on the part of the Company or its representatives or agents.

EXECUTIVE

Date: